Exhibit 99.1

Atlas Financial Holdings Announces 2016 Third Quarter Financial Results
Company to Hold Conference Call on Tuesday, November 1, 2016 at 8:30 a.m. ET
Third Quarter 2016 Financial Performance Summary (comparisons to Third Quarter 2015 unless noted):

•	Gross premium written decreased by 7.0% to $60.7 million

•	In-force premium at September 30, 2016 increased 11% to $220.4 million compared to $199.1 million

•	Total revenue for the three months ended September 30, 2016 increased by 5.2% to $45.3 million

•	The combined ratio for the third quarter of 2016 improved by 4.7 percentage points to 83.5%

•	Underwriting income for the third quarter of 2016 improved to $7.1 million, compared to $4.9 million

•	Net income for the third quarter of 2016 was $6.5 million, or $0.51 per common share diluted, compared to $4.0 million, or $0.32 per common share diluted

•	Book value per common share on September 30, 2016 was $11.81, compared to $10.15 at December 31, 2015 and $9.88 at September 30, 2015

•
On a GAAP basis, annualized return on equity (“ROE”) was 17.9% in the third quarter 2016 compared to 13.0% in the prior year period, on a non-GAAP basis excluding the impact of Gateway stock purchase agreement related adjustments annualized ROE was 12.8%

Chicago, Illinois (October 31, 2016) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the third quarter ended September 30, 2016.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, "As always, our focus continues to be bottom line execution and we are very pleased to report a favorable combined ratio, a 44.5% increase in underwriting income and continued better than industry ROE. As we’ve consistently communicated since the inception of Atlas, our team's commitment is to take a disciplined approach to growth, always prioritizing long-term return on equity through better than average underwriting results. Top line growth will always be less important than maximizing underwriting profit and sometimes,

Exhibit 99.1

as was the case in recent quarters, a willingness to allow near term premium growth to take a back seat to longer term improved underwriting returns will be the outcome of our priorities. Although written premium did slow again in the third quarter, based on our assessment of market conditions we do expect to return to year over year growth in the near term without compromising underwriting discipline.”

Financial and Operational Review
Premium Written: For the three month period ended September 30, 2016, gross premium written was $60.7 million compared to $65.3 million for the three month period ended September 30, 2015, representing a 7.0% decrease. The decrease was primarily due to a reduction in our taxi and excess taxi business.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes core business in 41 of these states plus the District of Columbia. Compared to the three month period ended September 30, 2015, Atlas experienced growth in core business gross premium written in 23 states for the three month period ended September 30, 2016. In 3 of those 23 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended September 30, 2016 to 83.5%, compared to 88.2% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended September 30, 2016 was 58.2%, compared to 60.0% for the three month period ended September 30, 2015. The loss ratio decreased slightly from the prior year period primarily due to the company's ongoing pricing and risk selection activities. The Company continues to see incremental opportunities to build on decades of experience in the claims area coupled with underwriting opportunities to increase expected margin in subsequent quarters. As previously announced, the Company is also utilizing predictive analytics in the claim area, in addition to using it as an underwriting tool, to further leverage on the experience and expertise within its organization. On a year over

Exhibit 99.1

year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities. To achieve this, Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•	Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended September 30, 2016 was 25.3% compared to 28.2% for the three month period ended September 30, 2015.

The table below details the comparisons of each component of the Company's combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Loss Ratio	58.2%	60.0%	58.9%	58.6%
Underwriting Expense Ratio:
Acquisition cost ratio	11.6%	12.0%	10.3%	12.7%
Other underwriting expense ratio	17.2%	15.2%	15.9%	14.2%
Underwriting expense ratio before expenses related to acquisitions and stock purchase agreements and stock based compensation expenses	28.8%	27.2%	26.2%	26.9%
Expenses (recovered) incurred related to stock purchase agreement ratio	(4.4)%	—%	(1.8)%	1.7%
Share based compensation expense ratio	0.9%	1.0%	0.9%	1.1%
Underwriting expense ratio	25.3%	28.2%	25.3%	29.7%
Total combined ratio	83.5%	88.2%	84.2%	88.3%
Atlas’ underwriting expense ratio for the nine months ended September 30, 2016, excluding the impact of share based compensation expenses and expenses related to acquisitions and stock purchase agreements, was 26.2% and continues to fall within the Company’s annual target range of 24.5% to 26.5%. While this ratio can vary quarter to quarter, on a full year basis, based on the Company's current expected return to a year over year growth trend, underwriting expenses are expected to be on the high end of this range.

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On

Exhibit 99.1

a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Acquisition costs	15.6%	14.9%	14.5%	15.0%
Other insurance general and administrative expenses	14.5%	13.3%	13.2%	12.8%
Expenses (recovered) incurred related to stock purchase agreements	(3.7)%	—%	(1.5)%	1.6%
Share based compensation expense	0.7%	0.9%	0.8%	1.0%

Underwriting Results: Underwriting profit increased to $7.1 million for the three month period ended September 30, 2016, compared to $4.9 million in the same period of the prior year, representing a 44.5% increase.

Gateway Stock Purchase Agreement Items: In the third quarter of 2016, certain post-closing adjustments related to the acquisition of Gateway Insurance Company were made. Atlas retired 2,538,560 preferred shares held in connection of the Gateway acquisition. Also, Atlas settled an additional aspect of the Gateway stock purchase agreement relating to deferred tax assets which created a $1.9 million reduction of underwriting expense in the third quarter of 2016.

Net Income before Taxes: Net income before taxes increased to $9.0 million for the three month period ended September 30, 2016, compared to $6.1 million in the same period of the prior year, representing a 47.3% increase.

Income Taxes: Atlas recognized tax expense of $2.5 million for the three month period ended September 30, 2016 compared to tax expense of $2.1 million in the same period of the prior year.

Net Income: Atlas reported net income of $6.5 million for the three month period ended September 30, 2016, compared to $4.0 million for the three month period ended September 30, 2016.

Earnings per share (“EPS”): Atlas generated $0.51 per common share diluted for the three month period ended September 30, 2016. This compares to $0.32 per common share diluted as reported for the three month period ended September 30, 2015.

Exhibit 99.1

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended September 30, 2016 and 2015:

	Three Month Periods Ended
	September 30, 2016	September 30, 2015
Weighted average common shares outstanding	12,045,519	12,008,624
Dilutive potential ordinary shares:
Dilutive stock options	172,088	211,706
Dilutive shares upon preferred share conversion	522,397	573,444
Dilutive average common shares outstanding	12,740,004	12,793,774

Balance Sheet/Investment Overview
Book Value: Book value per common share was $11.81 based on 12,045,519 common shares outstanding at September 30, 2016, compared to $10.15 based on 12,045,519 common shares outstanding at December 31, 2015. Book value per common share of $11.81 increased by $1.66 relative to December 31, 2015 as follows:
$1.10    increase related to net income after tax and before items indicated below;
$0.05    increase related to the change in net realized investment gains after tax;
($0.02)    decrease related to the preferred share dividend liquidation;
$0.24    increase related to the change in unrealized gains/losses after tax;
$0.10    increase related to share based compensation; and
$0.19    increase related to expenses incurred with the acquisition of subsidiaries.
$1.66    total increase from December 31, 2015 book value per common share

Cash and Invested Assets: Cash and invested assets at September 30, 2016 totaled $233.4 million as compared to $233.3 million as at December 31, 2015.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At September 30, 2016, the average life on the Company's portfolio was 4.0 years with a duration of 3.3 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Exhibit 99.1

Investment Income / Yield: Atlas generated net investment income of $1.4 million and $1.2 million for the quarters ended September 30, 2016 and 2015, as well as $630,000 and $91,000 of realized gains, respectively. The gross annualized investment yield on the Company's fixed-income securities was 2.2% and 1.9% for the quarters ended September 30, 2016 and 2015, respectively. The gross annualized investment yield on the Company's cash and cash equivalents was 0.1% for each of the quarters ended September 30, 2016 and 2015. The increase in net investment income from the prior year period is the result of higher returns on equity method securities, lower investment expenses, and higher interest income. Net realized investment gains increased as a result of management's decision to sell certain securities to take advantage of favorable market conditions.

Outlook for 2016
Mr. Wollney continued, “Despite the modest decline of gross written premium in the third quarter, we believe that favorable pricing trends and overall market expansion are serving as a catalyst for future growth. The headwinds impacting our business from a reduction in taxi related premiums continued in the most recent quarter, but at a marginally lesser rate as a percentage of in-force business. And, we continue to see strong growth in both our livery and paratransit lines of business. Notwithstanding the somewhat transitional nature of the sub-segments of the niche market on which we focus, Atlas’ has maintained a primary focus on achieving return-on-equity well in excess of the P&C industry through the cycle which is our priority.”

Conference Call Details
Date/Time:            Tuesday, November 1, 2016 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

Exhibit 99.1

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q3-2016. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas' 2015 Annual Report on Form 10-K financial statements and

Exhibit 99.1

Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2015 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2016 (unaudited)	September 30, 2015 (unaudited)	September 30, 2016 (unaudited)	September 30, 2015 (unaudited)
Net premiums earned	$43,251	$41,666	$126,806	$110,137
Net investment income	1,403	1,180	3,168	2,891
Net realized investment gains	630	91	1,024	272
Other income	51	144	280	301
Total revenue	45,335	43,081	131,278	113,601
Net claims incurred	25,161	24,988	74,675	64,449
Acquisition costs	5,013	4,988	13,036	13,983
Other underwriting expenses	7,730	6,747	21,084	16,782
Amortization of intangible assets, net	97	—	292	—
Interest expense	257	266	756	447
Expenses (recovered) incurred pursuant to Gateway stock purchase agreement	(1,895)	—	(2,297)	942
Expenses incurred related to acquisition of subsidiaries	—	—	—	978
Total expenses	36,363	36,989	107,546	97,581
Income from operations before income tax expense	8,972	6,092	23,732	16,020
Income tax expense	2,476	2,068	7,525	5,923
Net income	6,496	4,024	16,207	10,097
Less: Preferred share dividends	73	81	234	196
Net income attributable to common shareholders	$6,423	$3,943	$15,973	$9,901

Basic weighted average common shares outstanding	12,045,519	12,008,624	12,045,519	11,956,611
Earnings per common share, basic	$0.53	$0.33	$1.33	$0.83
Diluted weighted average common shares outstanding	12,740,004	12,793,774	12,746,102	12,741,165
Earnings per common share, diluted	$0.51	$0.32	$1.27	$0.80

Condensed Consolidated Statements of Comprehensive Income

Net income	$6,496	$4,024	$16,207	$10,097

Other comprehensive income (loss):
Changes in net unrealized investment (losses) gains	(569)	555	4,092	165
Reclassification to income of net realized investment gains	105	4	353	199
Effect of income tax	162	(190)	(1,556)	(124)
Other comprehensive (loss) income	(302)	369	2,889	240
Total comprehensive income	$6,194	$4,393	$19,096	$10,337

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	September 30, 2016 (unaudited)		December 31, 2015
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $165,016 and $185,455)	$167,629		$183,773
Equity securities, at fair value (cost $6,147 and $4,147)	6,391		4,240
Other investments	30,880		22,937
Total Investments	204,900		210,950
Cash and cash equivalents	28,508		22,354
Accrued investment income	772		1,036
Premiums receivable (net of allowance of $872 and $846)	81,814		82,529
Reinsurance recoverables on amounts paid	6,107		3,277
Reinsurance recoverables on amounts unpaid	22,412		29,399
Prepaid reinsurance premiums	16,299		17,412
Deferred policy acquisition costs	12,705		10,235
Deferred tax asset, net	16,608		17,166
Goodwill	2,726		2,726
Intangible assets, net	4,633	—	4,925
Internal use software and office equipment, net	2,593		2,589
Other assets	6,987		6,694
Total Assets	$407,064		$411,292

Liabilities
Claims liabilities	$100,319		$127,011
Unearned premiums	117,809		108,202
Due to reinsurers	6,369		10,781
Note payable, net	19,170		17,219
Other liabilities and accrued expenses	16,805		18,457
Total Liabilities	$260,472		$281,670

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: September 30, 2016 - 4,000,000 and December 31, 2015 - 6,940,500. Liquidation value $1.00 per share	$4,000		$6,941
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: September 30, 2016 - 11,895,104 and December 31, 2015 - 11,883,025	36		36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: September 30, 2016 - 128,191 and December 31, 2015 - 132,863	—		—
Additional paid-in capital	198,856		198,041
Retained deficit	(58,157)		(74,364)
Accumulated other comprehensive income (loss), net of tax	1,857		(1,032)
Total Shareholders’ Equity	146,592		129,622
Total Liabilities and Shareholders’ Equity	$407,064		$411,292

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
We use these non-GAAP financial measures in order to present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. The non-GAAP financial measures that we present may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Tax (in '000s, except per share data)

	Three Month Periods Ended				Nine Month Periods Ended
	September 30, 2016		September 30, 2015		September 30, 2016		September 30, 2015
Net income	$6,496	$0.51	$4,024	$0.32	$16,207	$1.27	$10,097	$0.80
Add: income tax expense	2,476	0.19	2,068	0.16	7,525	0.59	5,923	0.46
Add: expenses incurred related to acquisition of subsidiaries	—	—	—	—	—	—	978	0.08
Add: expenses (recovered) incurred pursuant to Gateway stock purchase agreement	(1,895)	(0.15)	—	—	(2,297)	(0.18)	942	0.07
Add: interest expense	257	0.02	266	0.02	756	0.06	447	0.04
Less: net realized investment gains	630	0.05	91	0.01	1,024	0.08	272	0.02
Less: other income	51	—	144	0.01	280	0.02	301	0.03
Adjusted operating income, before tax	$6,653	$0.52	$6,123	$0.48	$20,887	$1.64	$17,814	$1.40
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders' equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders' Equity to Common Equity (in '000s)
As of:	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015	June 30, 2015	December 31, 2014
Total shareholders' equity	$146,592	$142,958	$129,622	$125,925	$121,109	$109,399
Less: preferred shares	(4,000)	(6,539)	(6,941)	(6,941)	(6,941)	(2,000)
Less: accrued dividends on preferred shares	(286)	(622)	(460)	(380)	(299)	(184)
Total common equity	$142,306	$135,797	$122,221	$118,604	$113,869	$107,215

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity (in '000s)
	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$6,496	$4,024	$16,207	$10,097
Average equity	144,774	123,517	138,106	117,662
Return on equity	17.9%	13.0%	15.6%	11.4%

Net income	$6,496	$4,024	$16,207	$10,097
Less: preferred share dividends accrued	(73)	(81)	(234)	(196)
Net income attributable to common shareholders	$6,423	$3,943	$15,973	$9,901
Average common equity	139,051	116,237	132,263	112,910
Return on average common equity	18.5%	13.6%	16.1%	11.7%